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                                                                    Exhibit 6(b)

                                   WM TRUST I
                           CLASS A DISTRIBUTION PLAN

                              Dated March 20, 1998

  This Class A Distribution Plan dated as of March 20, 1998 (the "Plan") is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by WM Trust I, a business trust organized under the laws of the Commonwealth of Massachusetts and registered with the Securities and Exchange Commission under the Act as an open-end series management investment company (the "Trust"), the Trustees of the Trust having concluded that there is a reasonable likelihood that this Plan will benefit the Trust and the shareholders of its Funds.

SECTION 1.   ANNUAL FEE.

  The Trust may pay to or at the direction of the distributor of its Class A shares (the "Distributor") an annual fee or portions thereof for services rendered or expenses incurred by the Distributor or any other person with which the Distributor has a written agreement to provide services as permitted by the Plan and the distribution agreement with the Distributor (each a "Designated Provider") in connection with the offering and sale of the Class A shares of each series of the Trust (each, a "Fund," and together, the "Funds"). The annual fee or portions thereof paid to the Distributor or at the direction of the Distributor to the Designated Providers under the Plan will be calculated daily and paid monthly in arrears by the Trust in the aggregate at the annual rate of up to .25% of the average daily net assets attributable to Class A shares of each of the Funds other than the Money Market Fund and Tax-Exempt Money Market Fund. For the latter Funds, the annual fee is up to .15% of its average daily net assets attributable to Class A shares.

SECTION 2.   EXPENSES COVERED BY PLAN.

  (a) The annual fee paid to the Distributor or at the direction of the Distributor to the Designated Providers under Section 1 of the Plan may be used by the Distributor or Designated Providers to cover any expenses primarily intended to result in the sale of the Trust's Class A shares, including, but not limited to: (i) payments made to, and expenses of, the registered representatives and other employees of the Distributor or Designated Providers that are registered broker-dealers and engage in the distribution of the Trust's shares; (ii) payments made to, and expenses of, persons who provide support services in connection with the sale of the Trust's Class A shares, including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Trust, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agent, sub-transfer agent or any shareholder servicing agent; (iii) costs relating to the formulation and implementation of marketing and promotional activities regarding the Trust's Class A shares, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (iv) costs of printing and distributing prospectuses, statements of additional information and reports of the Trust to prospective Class A shareholders of the Trust; (v) costs involved in preparing, printing and distributing advertising and sales literature pertaining to the Trust's Class A shares; and (vi) costs involved in obtaining whatever information,
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analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable regarding the Trust's Class A shares.

  (b) Any Manager for each of the Funds may use its investment advisory fee for purposes that may be deemed to be directly or indirectly related to the distribution of the Trust's Class A shares. To the extent that such uses might be considered to constitute the direct or indirect financing of activities primarily intended to result in the sale of the Trust's Class A shares, such uses are expressly authorized under the Plan.

  (c) Each Fund will record all payments made under the Plan as expenses in the calculation of its net investment income. The amount of distribution expenses incurred by the Distributor that may be paid pursuant to the Plan in future periods will not be incurred as a liability, unless the standards for accrual of a liability under generally accepted accounting principles have been satisfied. Such distribution expenses will be recorded as an expense in future periods as they are paid by a Fund.

SECTION 3.   APPROVAL BY SHAREHOLDERS.

  The Plan will not take effect, and no fee will be payable in accordance with
Section 1 of the Plan, with respect to the Class A shares of a particular Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class A shares of the Fund. The Plan will be deemed to have been approved with respect to the Class A shares of a Fund so long as a majority of the outstanding Class A shares of the Fund votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other class of such Fund or any other Fund or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Trust in the aggregate.

SECTION 4.   APPROVAL BY TRUSTEES.

  Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purposes of voting on the Plan or the related agreements.

SECTION 5.   CONTINUANCE OF THE PLAN.

  The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4 above.

SECTION 6.   TERMINATION.

  The Plan may be terminated at any time with respect to any Fund by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding Class A shares of the Fund. The Plan may remain in effect with respect to the Class A shares of a particular Fund even if the Plan has been terminated in accordance with this Section 6 with respect to the Class A shares of one or more of the other Funds.

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SECTION 7.   AMENDMENTS.

  The Plan may not be amended with respect to the Class A shares of a Fund so as to increase materially the amount of the fee described in Section 1 above with respect to the Class A shares of the Fund, unless the amendment is approved by a vote of at least a majority of the outstanding Class A shares of that Fund. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4 above.

SECTION 8.   SELECTION OF CERTAIN TRUSTEES.

  While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

SECTION 9.   WRITTEN REPORTS.

  In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

SECTION 10.   PRESERVATION OF MATERIALS.

  The Trust will preserve copies of the Plan, any agreement referring to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 11.   MEANINGS OF CERTAIN TERMS.

  As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

SECTION 12.   LIMITATION OF LIABILITY.

  The adoption of the Plan has been authorized by both the Trust's Board of Trustees and the sole shareholder of the Class A shares of each Fund. As provided in the Trust's Declaration of Trust dated as of September 19, 1997, as amended from time to time (the "Trust Agreement"), in undertaking those actions, the Board of Trustees and the sole shareholder have each acted on behalf of the Trust. In addition, as provided in the Trust Agreement, the obligations imposed under the Plan with respect to each Fund are binding only upon the assets and property allocated to the Class A shares of such Fund of the Trust and are not binding upon the Trust's Board of Trustees or officers or the Class A or other shareholders of the Funds. The Trust Agreement is on file with the Secretary of the Commonwealth of Massachusetts.

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